Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-197476

Prospectus Supplement No. 4
(To Prospectus dated January 22, 2015)

ENERGY 11, L.P.

An Offering of Common Units of Limited Partnership Interest
Minimum Offering: 1,315,790 Common Units
Maximum Offering: 100,263,158 Common Units

This Prospectus Supplement No. 4 supplements and amends the prospectus dated January 22, 2015, referred to herein as the Prospectus.  Prospective investors should carefully review the Prospectus, Prospectus Supplement No. 3 dated August 11, 2015 (which was cumulative and replaced all prior Prospectus Supplements) and this Prospectus Supplement No. 4.

This Prospectus Supplement No. 4 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 4 updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.  This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common units. These risks are described under the caption “Risk Factors” beginning on page 20 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2015.

Status of Offering.

As of August 19, 2015, the Partnership completed the sale of the minimum offering of 1,315,790 units of limited partnership interest and therefore broke escrow (the “Initial Closing”).  As of August 19, 2015, the Partnership had completed the sale of 1,318,885 units at $19.00 per unit for total gross proceeds of $25,058,815 and proceeds net of selling commissions and marketing expenses of $23,555,286.  The subscribers were admitted as limited partners of the Partnership at the Initial Closing.  The Partnership is continuing the offering at $19.00 per unit in accordance with the prospectus.

Also, upon reaching the minimum offering, the Partnership entered into the First Amended and Restated Agreement of Limited Partnership at the Initial Closing, and the Partnership also entered into the Management Services Agreement with E11 Management, LLC at the Initial Closing.